Exhibit 10.5
OXFORD INDUSTRIES, INC.
EXECUTIVE PERFORMANCE INCENTIVE PLAN
(as amended and restated, effective March 27, 2013)

Section 1
Purpose

The purpose of the Oxford Industries, Inc. Executive Performance Incentive Plan is as follows: (i) to attract and retain qualified executives by providing performance-based compensation as an incentive for their efforts to achieve Oxford Industries, Inc.’s financial and strategic objectives; and (ii) to generally qualify compensation paid under the Plan as “performance-based compensation” within the meaning of Code Section 162(m), in order to preserve the Company’s tax deduction for compensation paid under the Plan to Eligible Employees.

Section 2
Definitions

The following words and phrases as used in this Plan shall have the meanings set forth in this Section unless a different meaning is clearly required by the context.

2.1	“Board” means the Board of Directors of the Company.

2.2	“Code” means the Internal Revenue Code of 1986, as amended.

2.3	“Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 8.2.

2.4	“Company” means Oxford Industries, Inc.

2.5
“Eligible Employee” means the Chief Executive Officer of the Company and any other employee of the Company (or of any Subsidiary) who, in the opinion of the Committee, (i) will have compensation for the applicable fiscal year sufficient to result in the employee being listed in the Summary Compensation Table appearing in the Company’s proxy statement distributed to shareholders following such fiscal year, as required by Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended; or (ii) otherwise qualifies as a key executive of the Company or a Subsidiary.

2.6
“Maximum Performance Award” means an amount not greater than $5 million with respect to the award of all bonuses to a Participant under the Plan with respect to performance periods (or portions thereof) falling within any twelve (12) consecutive month period.

2.7	“Outside Directors” means members of the Board who qualify as outside directors, as that term is defined in Code Section 162(m) and the regulations proposed or adopted thereunder.

2.8	“Participant” means an Eligible Employee designated by the Committee under Section 3 to participate in the Plan.

2.9	“Performance Award” means the bonus awarded to a Participant under the terms of the Plan.

2.10	“Performance Measures” means the specified objectives and measurements established by the Committee which, if satisfied, will result in a Performance Award.

2.11	“Plan” means this Oxford Industries, Inc. Executive Performance Incentive Plan, as amended from time to time.

2.12
“Plan Year,” with respect to any Performance Award to a Participant or with respect to any Performance Measure, means the Company’s applicable fiscal year or such other period designated by the Committee.

2.13
“Subsidiary” means any corporation, joint venture or partnership in which the Company owns directly or indirectly (i) with respect to a corporation, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in the corporation, or (ii) in the case of a joint venture or partnership, a fifty percent (50%) or more interest in the capital or profits of such joint venture or partnership.

Section 3
Participation

Following the commencement of each Plan Year, the Committee shall specify by name or position the Participants. The Committee shall retain discretion to name as a Participant an employee hired or promoted after the commencement of the Plan Year.

Section 4
Establishment of Performance Measures and Performance Awards

4.1
Time of Establishment. No later than ninety (90) days after the commencement of the Plan Year, the Committee shall specify in writing the Performance Measures and Performance Awards which are to apply for that Plan Year, subject to the provisions of Sections 4.2 and 4.3.

4.2
Performance Awards. Performance Awards may vary among Participants and from Plan Year to Plan Year; however, Performance Awards to a Participant with respect to the performance periods (or portions thereof) falling within any twelve (12) consecutive month period shall in no event exceed the Maximum Performance Award. Performance Awards may be established as a percentage or multiple of base salary, or as a percentage or multiple of an established target bonus.

4.3
Performance Measures. Performance Measures may include the achievement of a specified target of, or target growth in, one or more of the following: (i) earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest expense and taxes (“EBIT”); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) book value per share; (viii) return on shareholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on (net) assets; (xxii) economic value added; (xxiii) gross or net profit before or after taxes; (xxiv) total shareholder return; (xxv) objectively determinable goals with respect to service or product delivery, service or product quality, inventory management, customer satisfaction, meeting budgets and/or retention of employees; or (xxvi) other individual objectives that are measurable and consistent with Code Section 162(m).

Performance Measures may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee determines. These factors will not be altered or replaced by any other criteria without ratification by the shareholders of the Company if failure to obtain such approval would result in jeopardizing the tax deductibility of Performance Awards to Participants.

Section 5
Determination of Amount of Performance Awards

5.1
Committee Certification Regarding Performance Measures. As soon as possible following the end of each Plan Year, the Committee shall certify for each Participant whether the Performance Measures for that Plan Year have been met. If such Performance Measures have been met, the Committee will award such Participant the Performance Award established under Section 4 hereof, subject to the discretion reserved in Section 5.3 to reduce such awards, but with no discretion to increase the Performance Award.

5.2
Maximum Award. Performance Awards to a Participant with respect to the performance periods (or portions thereof) falling within any twelve (12) consecutive month period shall in no event exceed the Maximum Performance Award.

5.3
Reduction of Award Amount. The Committee in its sole discretion may award to a Participant less than the Performance Award regardless of the fact that the Performance Measures for the Plan Year have been met.

5.4
Adjustments. The Committee may provide, to the extent permitted by Code Section 162(m) and at the time of establishing the Performance Measures for a Plan Year, that the Performance Measures for the Plan Year will be determined without regard to (i) a change in accounting standards or principles, (ii) a significant acquisition or divestiture, (iii) a significant capital transaction, (iv) other unusual, nonrecurring items, (v) any other extraordinary items or events, or (v) any objectively determinable adjustments to the Performance Measures.

Section 6
Payment of Awards

Performance Awards for a given Plan Year shall be paid in cash (or as otherwise determined by the Committee) as soon as practicable following the close of that Plan Year. However, such payment may be subject to deferral pursuant to the provisions of any applicable deferred compensation plan maintained by the Company or a Subsidiary.

Section 7
Termination of Employment

If a Participant’s employment with the Company (and its Subsidiaries, if applicable) terminates prior to the end of a Plan Year for cause, as determined by the Committee, such Participant shall not receive any Performance Award for such Plan Year. The Committee shall have authority to establish policies or guidelines with respect to what, if any, portion of a Performance Award may be payable to a Participant whose employment with the Company (and its Subsidiaries, if applicable) terminates prior to the end of a Plan Year for any other reason, including for reasons of death, disability or retirement (as determined by the Committee).

Section 8
Plan Administration

8.1
Administration by Committee. The Plan shall be administered by the Committee, which shall have the authority in its sole discretion, subject to the provisions of the Plan, to administer the Plan and to exercise all the powers either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan.

8.2
Appointment of Committee. The Board shall appoint the Committee from among its members to serve at the pleasure of the Board. The Board from time to time may remove members from, or add members to, the Committee and shall fill all vacancies thereon. The Committee shall at all times consist solely of two or more Outside Directors.

8.3
Interpretation of Plan Provisions. The Committee shall have complete discretion to construe and interpret the Plan and may adopt rules and regulations governing administration of the Plan. The Committee may consult with the management of the Company but shall retain responsibility for administration of the Plan. The Committee’s decisions, actions and interpretations regarding the Plan shall be final and binding upon all Participants.

8.4
Participation Limited to this Plan. A Participant in this Plan with respect to a Plan Year shall not be entitled to participate in the Company’s Performance Bonus Program for such Plan Year, notwithstanding any provision of such Performance Bonus Program to the contrary.

Section 9
Compliance with Code Section 162(m)

The Company intends that Performance Awards under this Plan satisfy the applicable requirements of Code Section 162(m) so that such Code section does not deny the Company a tax deduction for such Performance Awards. It is intended that the Plan shall be operated and interpreted such that Performance Awards remain tax deductible by the Company.

Section 10
Nonassignability

No Performance Award granted to a Participant under the Plan shall be assignable or transferable, except by will or by the laws of descent and distribution.

Section 11
Effective Date and Term of Plan

The Plan, as amended and restated, shall be effective as of March 27, 2013, subject to approval by the shareholders of the Company. The Plan shall continue from year to year until terminated by the Board.

Section 12
Amendment of the Plan

The Board may amend, modify or terminate the Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of a Performance Award for a Plan Year already ended. In addition, any amendment or modification of the Plan shall be subject to shareholder approval if necessary for purposes of qualifying compensation paid under the Plan as “performance-based compensation” under Code Section 162(m).

Section 13
General Provisions

13.1
Unfunded Plan. The Plan shall be an unfunded incentive compensation arrangement for a select group of key management employees of the Company and its participating Subsidiaries. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant’s right to receive a Performance Award shall be no greater than the right of an unsecured general creditor of the Company. All Performance Awards shall be paid from the general funds of the Company, and no segregation of assets shall be made to ensure payment of Performance Awards.

13.2	Governing Law. The Plan shall be interpreted, construed and administered in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of law.

13.3	Section Headings. The section headings contained in the Plan are for purposes of convenience only and are not intended to define or limit the contents of the Plan’s sections.

13.4
Other Awards. Nothing contained in the Plan shall be deemed or construed to limit the right or discretion of the Board, the Committee or the Company or a Subsidiary to award or grant to any Participant a discretionary bonus or other award outside the scope of the Plan.

13.5
Effect on Employment. Nothing contained in the Plan shall affect or be construed as affecting the terms of employment of any Eligible Employee except as expressly provided in the Plan. Nothing in the Plan shall affect or be construed as affecting the right of the Company or a Subsidiary to terminate the employment of an Eligible Employee at any time for any reason, with or without cause.

13.6
Successors. All obligations of the Company with respect to Performance Awards granted under the Plan shall be binding upon any successor to the Company, whether such successor is the result of an acquisition of stock or assets of the Company, a merger, a consolidation or otherwise.

13.7	Withholding of Taxes. The Company shall deduct from each Performance Award the amount of any taxes required to be withheld by any governmental authority.

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